EXHIBIT 99.2
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                          HOLLINGER INTERNATIONAL INC.
                        PRESS RELEASE OF JANUARY 5, 2004

CONTACTS:

US/CANADA MEDIA                                       UK MEDIA
Molly Morse                                           Jeremy Fielding
Kekst and Company                                     Kekst and Company
212-521-4826                                          1-212-521-4825
molly-morse@kekst.com                                 jeremy-fielding@kekst.com


                HOLLINGER INTERNATIONAL MAKES STATEMENT REGARDING
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                      RESTITUTION AGREEMENT WITH LORD BLACK
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NEW YORK, NY, JANUARY 5, 2004 - Hollinger International, Inc. (NYSE:HLR) today reported that the following statement was made by Richard C. Breeden, who is representing and advising the Special Committee of its Board of Directors in connection with its investigation, in response to the comments of a spokesman for Lord Black in today's NEW YORK TIMES that Lord Black has "yet to complete his own inquiry into the facts underlying whether the payment was in fact authorized." The spokesman's comments further characterize Lord Black as "working with the company's special committee to answer that question."

Mr. Breeden stated that: "In the view of the Special Committee, there is not any doubt whatsoever that the payments in connection with these supposed "non-compete" agreements relating to sales of U.S. community newspapers were not authorized by Hollinger International's Board, and this issue is not the subject of further review, inquiry or negotiation. Indeed, our investigation has shown that the buyers in these U.S. community newspaper transactions did not seek non-competition agreements with Lord Black or the other individuals who received payments. The so-called non-competition payments to individuals appear to have been engineered by individuals ultimately accountable to Lord Black, though we have not yet reached any conclusion with respect to Lord Black's knowledge of these arrangements. At least one of the transactions involved promises not to compete with a wholly owned subsidiary of the company itself, and also involved backdating of documents."

Hollinger International believes that the Restitution Agreement it concluded with Lord Black on November 15, 2003 is fully binding and enforceable in accordance with its terms. The Company has granted Lord Black a two-week extension of time to make the initial installment of repayment due under the Restitution Agreement in connection with ongoing negotiations with him on a range of other issues. During the term of this extension, Lord Black has confirmed to the Company that he will not sell, directly or indirectly, any of his holdings in Hollinger Inc. or Hollinger International.

NOTES TO EDITORS:
As previously announced in November 2003, the Special Committee of Hollinger International's Board of Directors determined that Lord Conrad M. Black of Crossharbour and certain of his associates and Hollinger Inc., a holding company controlled by Lord Black, had received $32.15 million in cash transfers from Hollinger International that were not authorized or approved by the Hollinger International Board or its Audit Committee. These payments were ostensibly payments in connection with "non-competition" agreements relating to sales of certain U.S. community newspapers by Hollinger International in 1999 and 2000.

On November 15, 2003, Hollinger International and Lord Black entered into a formal written agreement (the "Restitution Agreement") providing that these payments "were not properly authorized on behalf of the Company". As part of the Restitution Agreement, Lord Black agreed in writing to repay all such sums received by him, with interest. In addition, Lord Black, who indirectly is the controlling shareholder of Hollinger Inc., agreed in writing that the payments received by Hollinger Inc. "will be repaid to the Company ... in full, with interest..." The Board of Directors of Hollinger International approved the Restitution Agreement, which also provided for Lord Black and certain other individuals involved in the unauthorized payments to step down from executive positions with Hollinger International.

The Special Committee of the Hollinger International's Board of Directors includes Gordon A. Paris, Interim Chief Executive Officer and President, Hon. Raymond G.H. Seitz, and Graham W. Savage, and it is being advised by Mr. Breeden, a former Chairman of the U.S. Securities and Exchange Commission, who now heads the firm of Richard C. Breeden & Co. The Committee is conducting a comprehensive review of previous activities at Hollinger International, which covers such matters as payments to Lord Black and certain of his associates and affiliates in the form of non-compete agreements, management fees, and through various other related party transactions as well as review and approval processes undertaken by the Board and issues related to proper financial disclosure.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator magazine in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International with the Securities and Exchange Commission, including in its Forms 10 K and 10 Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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